Exhibit 99.2

500 Laurel Street Baton Rouge, LA 70801

FOR IMMEDIATE RELEASE	Misty Albrecht
January 22, 2020	b1BANK
225.286.7879
Misty.Albrecht@b1BANK.com

Business First Bancshares, Inc. and Pedestal Bancshares, Inc. Announce Merger

Baton Rouge, LA – Business First Bancshares, Inc. (“Business First”) (NASDAQ: BFST), the holding company for b1BANK, and Pedestal Bancshares, Inc. (“Pedestal”) today jointly announced the signing of a definitive agreement under which Business First will acquire Pedestal and its wholly owned bank subsidiary, Pedestal Bank. On a pro forma basis as of December 31, 2019, the combined institution would have been the 3rd largest Louisiana-headquartered bank, with total assets of approximately $3.5 billion.

“This is a transformative, franchise-building opportunity for our company,” said Jude Melville, President and CEO of Business First. “Pedestal Bank has for many years been a well-managed, high performing competitor of ours, and teaming up with them grows our market share, broadens our shareholder base, and strengthens our already deep talent pool. It’s the next step in our quest to be our region’s bank of choice.”

As of December 31, 2019, Business First had total assets of $2.3 billion, total loans of $1.7 billion, total deposits of $1.8 billion and total shareholders’ equity of $285.1 million, compared to Pedestal’s estimated $1.2 billion in total assets, $0.9 billion in total loans, $1.0 billion in total deposits and $147.8 million in shareholders’ equity. Pedestal Bank, which was founded in 1999, is headquartered in Houma, Louisiana and operates 22 branches across southern Louisiana. For the fiscal year 2019, Pedestal Bank reported pre-tax earnings of approximately $20.5 million.

Following the completion of the transaction, Business First will fix the size of its board of directors at fourteen members, which will be comprised of ten current Business First directors and four current Pedestal directors. In addition, Pedestal Bank’s President and CEO, Mark Folse, will relocate to Baton Rouge to join b1BANK’s executive team. “Over the last 20 years, Pedestal Bank has built its success and reputation on always striving to exceed our customer’s expectations,” said Folse. “We believe this partnership is a positive move that is consistent with our pursuit of enhancing not only the customer experience, but also the communities we serve. Over the years we have built relationships with the leadership team at Business First, and I am confident that our like-minded approach to customer service, employee relations, and the creation of shareholder value will present positive opportunities for all involved.”

Under the terms of the merger agreement, which has been unanimously approved by the board of each company, Pedestal’s shareholders will receive cash consideration of approximately $21.8 million, which will be in the form of a pre-closing, tax-free distribution to Pedestal’s shareholders, and approximately 7.6 million shares of Business First’s common stock. Following the completion of the transaction, former Pedestal shareholders will own approximately 36 percent of the combined company. Based on Business First’s 20-day volume weighted average price of $24.88 as of January 21, 2020, the transaction is valued at approximately $211.2 million in the aggregate. The merger agreement contains customary representations and warranties and covenants by Pedestal and Business First, and is subject to customary closing conditions, including approval by Pedestal’s and Business First’s respective shareholders and the receipt of customary regulatory approvals. The transaction is expected to close as early as the second quarter of 2020.

Raymond James & Associates, Inc. acted as financial advisor to Business First and Alston & Bird, LLP acted as legal advisor to Business First. Stephens Inc. acted as financial advisor to Pedestal and Fenimore, Kay, Harrison & Ford, LLP acted as legal advisor to Pedestal.

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For additional information regarding the transaction, an Investor Presentation has been filed with the Security and Exchange Commission (SEC) and may be accessed, at no charge, on the SEC’s website at www.sec.gov and at BFST’s website at www.b1BANK.com.

About Business First Bancshares, Inc.

Business First Bancshares, Inc., through its banking subsidiary b1BANK, operates 26 banking centers, in markets across Louisiana and Texas. b1BANK provides commercial and personal banking, treasury management, and wealth solutions services to small to midsize businesses and their owners and employees. Visit www.b1BANK.com for more information.

Forward-Looking Statements

Statements in this press release may not be based on historical facts and may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by reference to future period(s) or by the use of forward-looking terminology, such as “anticipate,” “estimate,” “expect,” “foresee,” “may,” “might,” “will,” “would,” “could” or “intend,” future or conditional verb tenses, and variations or negatives of such terms. These forward-looking statements include, without limitation, statements relating to (i) the expected impact of the proposed transaction between Business First and Pedestal (the “Proposed Transaction”) on the combined entities’ operations, financial condition, and financial results, (ii) expectations regarding the ability of Business First to successfully integrate the combined businesses, and (iii) the amount of cost savings and other benefits that are expected to be realized as a result of the Proposed Transaction. Readers are cautioned not to place undue reliance on the forward-looking statements contained in this press release because actual results could differ materially from those indicated in such forward-looking statements due to a variety of factors. These factors, include, but are not limited to, the ability to obtain regulatory approvals and meet other closing conditions required to complete the Proposed Transaction, including necessary approvals by Business First’s and Pedestal’s respective shareholders, on the expected terms and schedule, delay in closing the Proposed Transaction, difficulties and delays in integrating the Pedestal businesses or fully realizing cost savings from and other anticipated benefits of the Proposed Transaction, business disruption during and following the Proposed Transaction, changes in interest rates and capital markets, inflation, customer acceptance of the combined business’s products and services, and other risk factors. Other relevant risk factors may be detailed from time to time in Business First’s press releases and filings with the Securities and Exchange Commission (SEC). All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by the cautionary statements contained or referred to herein. Any forward-looking statement speaks only as of the date of this press release, and neither Business First nor Pedestal undertake any obligation, and each specifically declines any obligation, to revise or update these forward-looking statements, whether as a result of new information, future developments or otherwise.

Additional Information and Where to Find It

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval with respect to the Proposed Transaction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended, and no offer to sell or solicitation of an offer to buy shall be made in any jurisdiction in which such offer or solicitation would be unlawful.

In connection with the Proposed Transaction, Business First will file with the SEC a registration statement on Form S-4 (the “Registration Statement”) that will include a joint proxy statement of Business First and Pedestal and a prospectus of Business First (the “Joint Proxy Statement-Prospectus”), and Business First may file with the SEC other relevant documents concerning the Proposed Transaction. The definitive Joint Proxy Statement-Prospectus will be provided to the shareholders of Business First and Pedestal as required by applicable law. Shareholders are urged to read the Registration Statement and the Joint Proxy Statement-Prospectus regarding the Proposed Transaction carefully and in their entirety when they become available and any other relevant documents filed with the SEC by Business First, as well as any amendments or supplements to those documents, because they will contain important information about the Proposed Transaction.

Free copies of the Joint Proxy Statement-Prospectus, as well as other filings containing information about Business First, may be obtained at the SEC’s Internet site (www.sec.gov), when they are filed by Business First. You will also be able to obtain these documents, when they are filed, free of charge, from Business First at www.b1BANK.com. Copies of the Joint Proxy Statement-Prospectus can also be obtained, when it becomes available, free of charge, by directing a request to Business First Bancshares, Inc., 500 Laurel Street, Suite 101, Baton Rouge, LA 70801, Attention: Corporate Secretary, Telephone: 225-248-7600 or to Pedestal Bancshares, Inc., 1300 W. Tunnel Blvd., Houma, LA 70360, Attention: Corporate Secretary, Telephone: 985-858-5220.

Participants in the Solicitation

Business First, Pedestal and certain of their directors, executive officers and employees may be deemed to be participants in the solicitation of proxies from the shareholders of Business First and Pedestal in connection with the Proposed Transaction. Information about Business First’s directors and executive officers is available in its proxy statement for its 2019 annual meeting of shareholders, which was filed with the SEC on May 1, 2019. Information regarding all of the persons who may, under the rules of the SEC, be deemed participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Joint Proxy Statement-Prospectus pertaining to the Proposed Transaction and other relevant materials to be filed with the SEC when they become available. Free copies of these documents may be obtained as described in the preceding paragraph.

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